FOR IMMEDIATE RELEASE                           MEDIA CONTACT: MARY C. AUVIN, 3M
                                                                  (651) 736-2597


3M ANNOUNCES CLOSURE OF MICROTOUCH SYSTEMS TENDER OFFER

         SAINT PAUL, Minnesota - January 4, 2001 - Minnesota Mining and Manufacturing Company (NYSE: MMM) and its wholly owned subsidiary, Equinox Acquisition, Inc., today announced the successful closure of their cash tender offer to purchase shares of MicroTouch Systems, Inc. (NASDAQ: MTSI) at $21.00 per share. As of the expiration of the initial offering period at 12:00 midnight, New York City time, on Wednesday, January 3, 2001, a total of 5,940,760 shares of MicroTouch Systems stock (approximately 89.3% of the outstanding shares) had been validly tendered pursuant to the offer (including 409,688 shares tendered pursuant to guaranteed delivery procedures), all of which shares have been accepted by 3M.

         As previously announced, 3M has elected to provide a subsequent offering period, which will expire at 12:00 midnight, New York City time, on Wednesday, January 10, 2001. MicroTouch shareholders who have not yet tendered their shares may do so at any time prior to the expiration of the subsequent offering period.

         Following the consummation of the tender offer, MicroTouch Systems will merge with Equinox Acquisition, Inc. As a result of the merger, MicroTouch Systems will become a wholly owned subsidiary of 3M. In the merger, shareholders will receive the same consideration of $21.00 per share as was received by shareholders who tendered in the offer. 3M expects the merger transaction will be completed in early February.

         The statements contained in this press release that are not purely historical are forward-looking statements including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement.

FROM:
3M Media Relations
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000
(651) 733-8805